Exhibit 10.2(c)


                 THIRD AMENDED AND RESTATED EMPLOYMENT AGREEMENT


     This Amended and Restated Employment Agreement (the "Agreement") is entered into as of January 25, 2005, by and between Sutter Holding Company, Inc., a Delaware corporation ("Employer"), and Robert E. Dixon ("Employee").

                                    Recitals

     WHEREAS, Employee and Employer entered into that certain employment agreement dated August 1, 2002, as amended (the "Original Agreement") which set forth the terms of Employee's employment by Employer.

     WHEREAS, Employer has entered into that certain Acquisition Agreement dated as of November 22, 2004, by and among Employer, Sutter Acquisition Company, Inc., FLF, Inc. and the shareholders named therein (the "Acquisition Agreement").

     WHEREAS, Section 8.5 of the Acquisition Agreement provides, among other things, for the revision of certain terms of the Original Agreement.

     WHEREAS, for good and valuable consideration, including the benefits to Employee of the transactions contemplated by the Acquisition Agreement, Employee has agreed to such revisions.

     WHEREAS, this Agreement shall replace the Original Agreement in its entirety.

     NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties agree as follows:

     1. Engagement. Employer hereby engages Employee to perform services and duties for Employer in the capacities of Vice Chairman and Chief Investment Officer. Employee accepts such engagement and hereby agrees to perform the duties, undertake the responsibilities and exercise the authority customarily performed, undertaken and exercised by persons situated in a similar executive capacity. Excluding discretionary periods of vacation and sick leave to which Employee is entitled, Employee agrees to devote reasonable attention and time to the business and affairs of Employer to the extent necessary to discharge the



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responsibilities  assigned to Employee  hereunder.  Employer  acknowledges  that
Employee is engaged in several business activities and ventures, and that performance of Employee's duties under this Agreement is not intended to be a full-time commitment.

     2. Term. The term of employment under this Agreement shall be for the period commencing on the date hereof, and ending August 31, 2009; provided, however, that the term of this Agreement shall be automatically extended for one
(1) year on August 31, 2005 and each anniversary thereof unless either Employer or Employee shall have given written notice to the other at least ninety (90) days prior thereto that the term of this Agreement shall not be so extended.

     3. Compensation.

     (A) Salary. In consideration of the services to be rendered by Employee, Employer shall pay Employee an annual base salary of five hundred thousand dollars (US $500,000), not to exceed the lesser of (i) 1.0% annually of Employer's reported gross asset value, or (ii) 5.0% annually of Employer's reported total shareholder's equity, payable monthly based upon the ending balance sheet for the previous quarter. For purposes of clarity, the annual salary of $500,000 shall be hereinafter referred to as "Base Salary", and the actual annual salary paid after adjusting for either (i) or (ii) above, as the case may be, shall be hereinafter referred to as "Effective Salary." Employer may in its discretion from time to time increase, but may not decrease, Employee's Base Salary. Both Employer and Employee note that it is possible for Employee's Effective Salary to decrease, without any action on the part of Employer's Board of Directors, since it is calculated based on Employer's quarterly reported gross asset value and shareholder's equity, which are subject


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to periodic fluctuation.  Without any necessary action to be taken by Employer's
Board of Directors, Base Salary shall be adjusted annually based on changes in the U.S. Consumer Price Index ("CPI") with a starting point of January 1, 2003.

     (B) Other Incentive Compensation. Employee will be eligible to participate in any stock option or grant plan established by Employer, and shall be granted stock options annually or from time to time thereunder as approved by Employer's Board of Directors.

     (C) Change of Control. For purposes of this Agreement, a "Change of Control", is defined as either (i) an event in which individuals who constitute Employer's board of directors as of the effective date of this Agreement (the "Incumbent Board") cease for any reason not to constitute at least a majority of Employer's board of directors; provided, however, that any individual becoming a director subsequent to the date of this Agreement whose election, or nomination for election by Employer's stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than Employer's board of directors; or (ii) Employee's loss of or material reduction in compensation, or managerial scope and control of Employer; provided, however, that a termination of Employee pursuant to Sections 3(D), 6 or 7 of this Agreement shall not be considered a "Change in Control" for purposes of clauses
(i) or (ii) of this Section 3(C). In the event of a Change of Control as defined in (i) above, notwithstanding any vesting provisions, all stock options granted to Employee shall immediately vest, and additional stock options (with an exercise price equal to the prevailing market price of Employer's stock on the


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effective date of the change of control, and with an expiration date that is ten years from the effective date of the change of control) equal to 2% of Employer's then outstanding shares shall be immediately granted to Employee and shall begin vesting on a schedule substantially similar to that applied to stock options granted to other employees of Employer. In the event of a Change of Control as defined in (ii) above, notwithstanding any vesting provisions, all stock options granted to Employee shall immediately vest, additional stock options (with an exercise price equal to the prevailing market price of Employer's stock on the effective date of the change of control, and with an expiration date that is ten years from the effective date of the change of control) equal to 2% of Employer's then outstanding shares shall be immediately granted to Employee and be fully vested, and Employer shall immediately pay to Employee cash compensation equal to the greater of (a) Employee's Base Salary multiplied by three (3); or (b) Employee's Base Salary multiplied by the number of years (including fractions of a year) remaining under this Agreement.

     (D) Special Termination Provision. For a period of thirty (30) days commencing on January 25, 2007, Employer's Board of Directors, excluding
Employee, Mr. R. Michael Collins and Mr. William G. Knuff, III (or their nominees or designees to Employer's Board of Directors, the "Executives") shall have the right to terminate without Cause (as defined below) the employment of no less than all of the three (3) Executives (or such fewer number of Executives who may then be employed by Sutter). The Employee's exclusive severance and right under this Agreement in the event of such termination shall be limited to a lump sum severance payment equal to Employee's Effective Salary in effect at the time of such termination, plus any accrued and unpaid compensation payable in exchange for a complete release of any and all employment related claims against Sutter. All stock options granted to Employee shall immediately vest.


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     4. Expenses.  Employee shall be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing or otherwise furthering the business or interests of Employer. Employer may require as a condition to reimbursement the submission of an expense report accompanied by appropriate receipts or other suitable evidence of the expenditure.

     5. Benefits. Employee shall be entitled to receive all standard benefits offered by Employer to its employees and such other benefits as Employer may in its discretion provide to Employee, including bonuses or other incentive compensation. No bonus or incentive compensation shall be or be deemed to be an increase in Employee's base salary.

     6. Termination upon Disability or Death. In the event that Employee shall become disabled, Employer may terminate this Agreement upon thirty (30) days written notice to Employee. If Employee dies during the term of this Agreement or if this Agreement is terminated pursuant to the preceding sentence, Employee or his estate shall be paid as additional compensation hereunder, within sixty
(60) days after such termination, an amount equal to two times Employee's Effective Salary as then in effect, or the number of years remaining under this Agreement multiplied by the Effective Salary, whichever is greater, and all stock options granted to Employee shall immediately vest.

     7. Termination for Cause. Employer may terminate its obligations under this Agreement for cause upon thirty (30) days written notice. For purposes of this Agreement, "Cause" means (a) continued and deliberate neglect by Employee of employment duties continuing for thirty (30) days after written notice from Employer specifying the neglect; (b) willful misconduct of Employee in


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connection with the performance of any of his duties;  (c) fraud,  embezzlement, theft or other dishonesty by Employee with respect to Employer; (d) the commission by Employee of any felony or any other crime involving dishonesty or moral turpitude; or (e) material breach by Employee of Section 10 of this Agreement. Upon such termination, all obligations of Employer to Employee under this Agreement, except for any accrued and unpaid salary or benefits, shall cease except as may otherwise be required by law. If Employer terminates the employment of Employee pursuant to this Section 7, Employee shall have no further liability or obligations to Employer except his obligations under
Section 10. In any action or proceeding in which Employer asserts the existence of cause for termination, whether asserted as a claim, a counterclaim, an affirmative defense, or otherwise, Employer shall have the burden of proving by clear and convincing evidence that cause for termination exists.

     8. Termination without Cause. The Employer may, upon two weeks' written notice, terminate Employee for any reason, without Cause and without liability. Notwithstanding the foregoing, in the event Employee is terminated without Cause, such termination will constitute a Change of Control for purposes of this Agreement, in which case Section 3(C)(ii) specifically applies.

     9. Voluntary Termination. If Employee voluntarily resigns or otherwise voluntarily leaves the employ of Employer in violation of this Agreement, Employer's obligations to Employee under this Agreement, except for any accrued and unpaid salary and benefits, shall cease, unless Employee and Employer's Board of Directors shall mutually agree otherwise.

     10. Confidentiality. Employee will maintain in strict confidence and will not use or disclose, except for the business purposes of Employer, any confidential information obtained from and belonging to Employer. Confidential


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information   includes,   but  is  not  limited  to,  trade  secrets,   supplier
information,  customer  information,  pricing  information,  internal  corporate
planning,   Employer's  secrets,   historical   financial  data  and  forecasts,
long-range plans and strategies, and any other data or information of or concerning Employer that is not generally known to the public or the industry in which Employer is engaged.

     11. Severability and Enforcement. If any provision of this Agreement is unlawful or against public policy and thus void or is otherwise declared void, such provision shall not be deemed part of this Agreement, which otherwise shall remain in full force and effect.

     12. Governing Law. This Agreement shall be construed according to the laws of the State of California, without giving effect to the principles of the conflicts of law.

     13. Notices. All written notices required by this Agreement shall be deemed given when delivered personally or sent by registered or certified mail or courier service, return receipt requested, to the parties at their last known addresses. Each party may, from time to time, and shall, upon request of the other party, designate an address to which notices should be sent.

     14. Amendment. This Agreement may not be amended except by the written agreement of the parties.

     15. Binding Effect. This Agreement shall be binding on Employee, his heirs, executors, personal representative, and assigns, and on Employer, its successors and assigns. Should there be a consolidation or merger of Employer with or into another entity or a purchase of all or substantially all of the assets of Employer by another entity, Employer shall take all action necessary so that the surviving or acquiring entity will succeed to the rights and obligations of Employer under and be bound by this Agreement.

     16. Entire Contract. This Agreement constitutes the entire agreement between the parties with respect to Employee's employment by Employer and



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supersedes all prior  agreements and  understandings,  whether  written or oral, relating to such subject matter in any way.

     17. Contract under Seal. The parties acknowledge that they intend this contract to be a contract under seal.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date specified above.

                                             SUTTER HOLDING COMPANY, INC.

                                             /s/ R. MICHAEL COLLINS
                                             -----------------------------
Attest                                       By: R. Michael Collins
      ---------------------                  President


[CORPORATE SEAL]




                                             /s/ ROBERT E. DIXON
                                             -----------------------------
                                             Robert E. Dixon